Dd

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Airgain, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Dd

3611 Valley Centre Drive, Suite 150

San Diego, CA 92130

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

Dear Stockholder:

The annual meeting of stockholders of Airgain, Inc. will be held at the offices of Latham & Watkins LLP, located at 12670 High Bluff Drive, San Diego, CA 92130 on June 27, 2019 at 9:00 a.m., local time, for the following purposes:

1.	To elect one director to serve as a Class III director for a three-year term to expire at the 2022 annual meeting of stockholders;
2.	To consider and vote upon the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and
3.	To transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Our board of directors has fixed the close of business on April 29, 2019 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

Accompanying this notice is a proxy card. Whether or not you expect to attend our annual meeting, please complete, sign and date the enclosed proxy card and return it promptly, or complete and submit your proxy via phone or the internet in accordance with the instructions provided on the enclosed proxy card. If you plan to attend our annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

All stockholders are cordially invited to attend the meeting. We appreciate your continued support of the Company.

By Order of the Board of Directors,

/s/ James K. Sims
James K. Sims
Chief Executive Officer and Chairman of the Board of Directors

San Diego, California

May 6, 2019

Your vote is important. Please vote your shares whether or not you plan to attend the meeting.

i

3611 Valley Centre Drive, Suite 150

San Diego, CA 92130

PROXY STATEMENT FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY,  JUNE 27, 2019

The board of directors of Airgain, Inc. is soliciting the enclosed proxy for use at the annual meeting of stockholders to be held at the offices of Latham & Watkins LLP, located at 12670 High Bluff Drive, San Diego, CA 92130, on June 27, 2019 at 9:00 a.m., local time. If you need directions to the location of the annual meeting, please contact us at (760) 579-0200.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 27, 2019

This proxy statement and our Annual Report on Form 10-K are available electronically at www.proxydocs.com/AIRG.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the 2019 annual meeting of stockholders. This proxy statement summarizes information related to your vote at the annual meeting. All stockholders who find it convenient to do so are cordially invited to attend the annual meeting in person. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or complete and submit your proxy via phone or the internet in accordance with the instructions provided on the enclosed proxy card.

We intend to begin mailing this proxy statement, the attached notice of annual meeting and the enclosed proxy card on or about May 31, 2019, to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on the record date for the 2019 annual meeting, April 29, 2019, are entitled to vote at the annual meeting. At the close of business on this record date, there were 10,061,522 shares of our common stock outstanding. Common stock is our only class of stock entitled to vote.

Stockholders of Record: Shares Registered in Your Name

If, on the record date, your shares were registered directly in your name with the transfer agent for our common stock, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we encourage you to vote by proxy via the Internet, by telephone or by mail, as instructed below to ensure your vote is counted.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If, on the record date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There are two proposals scheduled for a vote:

Proposal 1: To elect one director to serve as a Class III director for a three-year term to expire at the 2022 annual meeting of stockholders.

Proposal 2: To consider and vote upon the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

How many votes do I have?

Each share of our common stock that you own as of April 29, 2019 entitles you to one vote.

How do I vote?

With respect to the election of directors, you may either vote “For” the nominee to the board of directors or you may “Withhold” your vote for the nominee to the board of directors. With respect to the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, you may vote “For”, “Against” or “Abstain” from voting.

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, there are several ways for you to vote your shares. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

•

Via the Internet: You may vote at www.proxypush.com/AIRG, 24 hours a day, seven days a week. Have your proxy card available when you access the website and use the Control Number shown on your proxy card. Votes submitted via the Internet must be received by 11:59 p.m., Eastern Time, on June 26, 2019.

•

By Telephone: You may vote using a touch-tone telephone by calling (866) 829-5171, 24 hours a day, seven days a week. Have your proxy card available when you call and use the Control Number shown on your proxy card. Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, on June 26, 2019.

•

By Mail: You may vote using your proxy card by completing, signing, dating, and returning the proxy card in the self-addressed, postage-paid envelope provided. If you properly complete your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed.

•

In Person: You may still attend the meeting and vote in person even if you have already voted by proxy. To vote in person, come to the annual meeting and we will give you a ballot at the annual meeting.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Please check with your bank, broker, or other agent and follow the voting instructions they provide to vote your shares. Generally, you have three options for returning your proxy.

•

By Method Listed on Voting Instruction Card: Please refer to your voting instruction card or other information provided by your bank, broker or other agent to determine whether you may vote by telephone or electronically on the Internet, and follow the instructions on the voting instruction card or other information provided by your broker, bank or other agent. A large number of banks and brokerage firms offer Internet and telephone voting.  If your bank, broker or other agent does not offer Internet or telephone voting information, please follow the other voting instructions they provide to vote your shares.

•	By Mail: You may vote by signing, dating, and returning your voting instruction card in the pre-addressed envelope provided by your broker, bank, or other agent.
•

In Person: To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request the proxy form authorizing you to vote the shares. You will need to bring with you to the annual meeting the legal proxy form from your broker, bank or other agent authorizing you to vote the shares as well as proof of identity.

May I revoke my proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the three following ways:

•	you may send in another signed proxy with a later date,
•	you may authorize a proxy again on a later date on the Internet (only the latest Internet proxy submitted prior to the annual meeting will be counted), or
•

you may notify our corporate secretary, Anil Doradla, in writing before the annual meeting that you have revoked your proxy, after which you are entitled to submit a new proxy or vote in person at the meeting.

What constitutes a quorum?

The presence at the annual meeting—in person, or by proxy—of holders representing a majority of our outstanding common stock as of April 29, 2019, or 5,030,762 shares, constitutes a quorum at the meeting, permitting us to conduct our business.

What vote is required to approve each proposal?

Proposal 1: Election of Director. The nominee who receives the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withhold” will affect the outcome.

Proposal 2: Ratification of Independent Registered Public Accounting Firm. The ratification of the appointment of KPMG LLP must receive “For” votes from the holders of a majority in voting power of the votes cast affirmatively or negatively on the proposal. Only votes “For” or “Against” will affect the outcome.

Voting results will be tabulated and certified by the inspector of election appointed for the annual meeting.

How will my shares be voted if I do not specify how they should be voted?

If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, then your shares will be voted at the annual meeting in accordance with the Board’s recommendation on all matters presented for a vote at the annual meeting. Similarly, if you sign and return a proxy card but do not indicate how you want to vote your shares for a particular proposal or for all of the proposals, then for any proposal for which you do not so indicate, your shares will be voted in accordance with the Board’s recommendation.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then, the organization that holds your shares may generally vote your shares in their discretion on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.”

What is the effect of withheld votes, abstentions and broker non-votes?

Shares of common stock held by persons attending the annual meeting but not voting and shares represented by proxies that reflect withheld votes or abstentions as to a particular proposal will be counted as present for purposes of determining the presence of a quorum. Abstentions are not an affirmative or negative vote on a proposal, so abstaining does not count as a vote cast and has no effect for purposes of determining whether our stockholders have ratified the appointment of KPMG LLP, our independent registered public accounting firm. The election of directors is determined by a plurality of votes cast, so a “Withhold” vote will not be counted in determining the outcome of such proposal.

Shares represented by proxies that reflect a “broker non-vote” will be counted as present for purposes of determining the presence of a quorum exists. As discussed above, a “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. With regard to the election of directors, which is considered a non-routine matter, broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. However, ratification of the appointment of KPMG LLP is considered a routine matter on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	“For” the nominee for election as a director; and
•	“For” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

If you vote via the Internet, by telephone, or sign and return the proxy card by mail but do not make specific choices, your shares, as permitted, will be voted as recommended by our board of directors. If any other matter is presented at the annual meeting, your proxy will vote in accordance with his or her best judgment. As of the date of this proxy statement, we know of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

Who is paying the costs of soliciting these proxies?

We will pay all of the costs of soliciting these proxies. Our directors, officers, and other employees may solicit proxies in person or by mail, telephone, fax, or email. We will not pay our directors, officers, and other employees any additional compensation for these services. We will ask banks, brokers, and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. Our costs for forwarding proxy materials will not be significant.

How do I obtain an Annual Report on Form 10-K?

If you would like a copy of our Annual Report on Form 10-K for the year ended December 31, 2018 that we filed with the Securities and Exchange Commission, or the SEC, on March 15, 2019, we will send you one without charge. Please write to:

Airgain, Inc.

3611 Valley Centre Drive, Suite 150

San Diego, CA 92130

Attn: Corporate Secretary

All of our SEC filings are also available free of charge in the “Investors—SEC Filings” section of our website at www.airgain.com.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1:

ELECTION OF DIRECTOR

Our board of directors is divided into three classes, with one class of our directors standing for election each year, generally for a three-year term. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires and hold office until the third annual meeting following election and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

At this meeting one nominee for director is to be elected as a Class III director for a three-year term expiring at our 2022 annual meeting of stockholders and until his successor is duly elected and qualified. The nominee, who was recommended for nomination by the nominating and corporate governance committee of our board of directors, is Thomas A. Munro. Frances Kordyback, a current Class III director who was not recommended for nomination by our board of directors, will continue to serve as a director until the date of the 2019 annual meeting, at which time her term will expire. As a result, as of the annual meeting, our board of directors will consist of only one Class III director, two Class I directors and two Class II directors.  Our board of directors determined that upon the expiration of Ms. Kordyback’s term at the annual meeting, the size of the board of directors will automatically be reduced from six to five directors. The Class I directors have one year remaining on their terms of office and the Class II directors have two years remaining on their terms of office.

If no contrary indication is made, proxies in the accompanying form are to be voted for Mr. Munro or in the event that Mr. Munro is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy.  Mr. Munro is currently a member of our board of directors.

All of our directors bring to the board of directors significant leadership experience derived from their professional experience and service as executives or board members of other corporations and/or private equity and venture capital firms. The process undertaken by the nominating and corporate governance committee in recommending qualified director candidates is described below under “Director Nomination Process.” Certain individual qualifications and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the following paragraphs.

Information Regarding Directors

The information set forth below as to the directors and nominee for director has been furnished to us by the directors and nominee for director:

Nominee for Election to the Board of Directors

For a Three-Year Term Expiring at the

2022 Annual Meeting of Stockholders (Class III)

Name	Age	Present Position with Airgain, Inc.
Thomas A. Munro	62	Director

Thomas A. Munro has served on our board of directors since 2004. Mr. Munro is the Chief Executive Officer of Verimatrix, Inc., an internet security technology company, a position he has held since April 2005. Prior to Verimatrix, Mr. Munro was the President of Wireless Facilities from 2001 to 2003 and Chief Financial Officer from 1997 to 2001. Previously he was the Chief Financial Officer of Precision Digital Images from 1994 to 1995 and MetLife Capital Corporation from 1992 to 1994. Mr. Munro currently serves on the board of directors of BandwidthX, Inc., a private company, and previously served on the board of directors of private companies Kineticom, Inc. and CommNexus. Mr. Munro holds a B.A. in business and an M.B.A. from the University of Washington. Mr. Munro’s extensive knowledge of our business and history and experience in the wireless technology industry contributed to our board of directors’ conclusion that he should serve as a director of our company.

Members of the Board of Directors Continuing in Office

Term Expiring at the

2020 Annual Meeting of Stockholders (Class I)

Name	Age	Present Position with Airgain, Inc.
James K. Sims	72	Chairman of the Board of Directors and Chief Executive Officer

Tzau-Jin (TJ) Chung	55	Director

James K. Sims has served as our chairman of the board of directors since November 2003 and as our Chief Executive Officer since March 2019. Mr. Sims previously served as our interim Chief Executive Officer from May 2018 to March 2019 and as our Executive Chairman from October 2018 to March 2019. Mr. Sims has served as the Chairman and Chief Executive Officer of GEN3 Partners, a consulting company that specializes in science-based technology development, since 1999, and as Managing Partner of its affiliated private equity investment fund, GEN3 Capital, LLP, since 2005. In 2017, Mr. Sims was the founding partner of Silicon Valley Data Capital. Mr. Sims founded Silicon Valley Data Science (SVDS) in 2012 where he is currently the Chairman. Mr. Sims also founded Cambridge Technology Partners in 1991 where he held the position of Chief Executive Officer. Prior to Cambridge Technology Partners, Mr. Sims also founded Concurrent Computer Corporation. Mr. Sims currently serves on the board of directors of various private companies including EPAY Systems, Inc., where he is currently the Chairman of the Board, Connections 365, Inc. and Bright Volt, Inc. and has previously served on the board of directors of public companies including Cambridge Technology Partners, RSA Security, Inc., where he was the Chairman, and Electronic Data Systems Corporation. Mr. Sims’ extensive experience as a director of numerous public and private companies, as well as his extensive experience as a founder and venture capital investor in the technology industry, contributed to our board of directors’ conclusion that he should serve as a director of our company.

TJ Chung has served on our board of directors since October 2018.  Mr. Chung is currently a Senior Partner at Core Industrial Partners LLC, a private equity firm investing in North American lower middle-market industrial and manufacturing businesses, a position he has held since July 2017. From January 2013 until his retirement in May

2016, Mr. Chung served as Chief Executive Officer of Teletrac Navman, a leading global Saas provider of commercial telematics solutions. From July 2007 to December 2012, Mr. Chung was Chief Executive Officer of Navman Wireless. Previously, Mr. Chung served as President of the New Technologies Division of Brunswick Corporation from 2002 to 2007. Prior to that he served as Chief Strategy Officer of Brunswick Corporation and Senior Vice President of Brunswick Corporation’s Mercury Marine Division. Before joining Brunswick Corporation, Mr. Chung was an executive at Emerson Electric. Mr. Chung currently serves on the board of directors of Littelfuse, Inc. and the board of directors of MCBC Holdings, Inc. Mr. Chung earned his bachelor’s degree in science, electrical and computer engineering from the University of Texas at Austin. He also holds a MS in computer science from North Carolina State University and an MBA from the Fuqua School of Business at Duke University. Mr. Chung’s extensive experience as an operating executive in the telecommunication, wireless, and technology industries, contributed to our board of directors conclusion that he should serve as a director of our company.

Term Expiring at the

2021 Annual Meeting of Stockholders (Class II)

Name	Age	Present Position with Airgain, Inc.
Joan Gillman	55	Director

Arthur M. Toscanini	76	Director

Joan Gillman has served on our board of directors since November 2016. Ms. Gillman has served as Executive Vice President and Chief Operating Officer of Time Warner Cable Media from September 2006 to June 2016. She first joined Time Warner Cable as a new product and marketing consultant in January 2004 and served from May 2005 to September 2006 as Vice President of Interactive TV and Advanced Advertising. Prior to Time Warner Cable Ms. Gillman served in senior executive roles at OpenTV Corporation, British Interactive Broadcasting Holdings Limited and Physicians’ Online Inc. She has also held two of the top senior roles in the Office of U.S. Senator Chris Dodd, State Director and Legislative Director. Ms. Gillman currently serves on the board of directors of Centrica PLC, InterDigital (IDCC) and The Jesuit Volunteer Corp. She has previously served on the board of directors of various private companies, industry associations, and not-for-profits, including the College of the Holy Cross, The CityParks Foundation, National Cable Communications (NCC) LLC and the Interactive Advertising Bureau (IAB). Ms. Gillman’s extensive experience as an operating executive in the cable and technology industries, as well as her service as a director of numerous public and private companies, contributed to our board of directors conclusion that she should serve as a director of our company.

Arthur M. Toscanini has served on our board of directors since 2005. Mr. Toscanini is the Chief Financial Officer of GEN3 Partners, a position he has held since 2000. Prior to GEN3 Partners, he was with Cambridge Technology Partners from 1991 to 2000, where he served as the Chief Financial Officer. Mr. Toscanini also served as Vice President and Controller of Concurrent Computer Corporation from 1986 to 1991. Prior to Concurrent Computer Corporation, he worked at Perkin-Elmer Data Systems Group. Mr. Toscanini currently serves on the board of directors of EPAY Systems. He holds a B.A. in accounting from Pace University and an M.A. in management from Monmouth University. Mr. Toscanini’s extensive knowledge of our business and experience as a chief financial officer contributed to our board of directors’ conclusion that he should serve as a director of our company.

Board Independence

Our board of directors has determined that all of our directors are independent directors within the meaning of the applicable Nasdaq Stock Market LLC, or Nasdaq, listing standards, except for James K. Sims, our Chairman and Chief Executive Officer.  The Nasdaq independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our board of directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

Board Leadership Structure

Our board of directors is currently led by its chairman, James K. Sims. Our board of directors recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the company continues to grow.

Prior to the resignation of Charles Myers as our Chief Executive Officer and as a member of our board of directors, we separated the roles of chief executive officer and chairman of the board of directors in recognition of the differences between the two roles. In connection with Mr. Myers’ resignation, Mr. Sims was appointed as our interim Chief Executive Officer and continued to serve as the chairman of our board of directors. On March 13, 2019, Mr. Sims was appointed as our permanent Chief Executive Officer.  The board of directors reassessed these roles and believes that Mr. Sims’ service as both Chairman of the board of directors and Chief Executive Officer is in the best interest of the company and its stockholders at this time. Mr. Sims possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the company and its businesses and is thus best positioned to develop agendas that ensure that the board’s time and attention are focused on the most critical matters.

Although we believe that the combination of the chairman and chief executive officer roles is appropriate at this time based upon the current circumstances, our Corporate Governance Guidelines do not establish this approach as a policy. Pursuant to our Corporate Governance Guidelines, the board determines the best board leadership structure for our company from time to time. As part of our annual board self-evaluation process, we evaluate our leadership structure to ensure that the board continues to believe that it provides the optimal structure for our company and stockholders. We recognize that different board leadership structures may be appropriate for companies in different situations. We believe our current leadership structure is the optimal structure for our company at this time.

Each of the directors, other than Mr. Sims, is independent, and the board believes that the independent directors provide effective oversight of management. Moreover, in addition to feedback provided during the course of board meetings, the independent directors have regular executive sessions. Following an executive session of independent directors, the independent directors communicate with Mr. Sims directly regarding any specific feedback or issues, provide Mr. Sims with input regarding agenda items for board and board committee meetings, and coordinate with Mr. Sims regarding information to be provided to the independent directors in performing their duties. The board believes that this approach appropriately and effectively complements the combined Chief Executive Officer/Chairman structure.

Role of Board in Risk Oversight Process

Our board of directors has responsibility for the oversight of the company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board of directors to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic, and reputational risk.

The audit committee reviews information regarding liquidity and operations and oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board of directors as a whole.

Board of Directors Meetings

During fiscal year 2018, our board of directors met seven times, including telephonic meetings. In that year, each director attended at least 75% of the total number of meetings held during such director’s term of service by the board of directors and each committee of the board of directors on which such director served.

Board Committees and Independence

Our board of directors has established three standing committees—audit, compensation, and nominating and corporate governance—each of which operates under a charter that has been approved by our board of directors.

Audit Committee

The audit committee’s main function is to oversee our accounting and financial reporting processes and the audits of our financial statements. This committee’s responsibilities include, among other things:

•	appointing our independent registered public accounting firm;
•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;
•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;
•	reviewing the design, implementation, adequacy and effectiveness of our internal accounting controls and our critical accounting policies;
•	discussing with management and the independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements;
•	reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•	reviewing on a periodic basis, or as appropriate, any investment policy and recommending to our board of directors any changes to such investment policy;
•	reviewing any earnings announcements and other public announcements regarding our results of operations;
•	preparing the report that the SEC requires in our annual proxy statement;
•	reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics; and
•	reviewing and evaluating, at least annually, the performance of the audit committee and its members including compliance of the audit committee with its charter.

The members of our audit committee are Mr. Chung, Ms. Gillman, Ms. Kordyback and Mr. Toscanini. Mr. Toscanini serves as the chairperson of the committee. From and after the 2019 annual meeting of stockholders and the expiration of her director term, Ms. Kordyback will no longer serve on the audit committee. The audit committee met four times during fiscal year 2018. Mr. Chung joined the audit committee in October 2018 in connection with his appointment to the board of directors. Our board of directors has determined that all of the members of the audit committee are independent directors under the applicable rules and regulations of Nasdaq and by Rule 10A-3 of Securities and Exchange Act of 1934, as amended, or the Exchange Act. In addition, all members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our board of directors has determined that Mr. Toscanini is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules and regulations. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.

Both our external auditor and internal financial personnel meet privately with the audit committee and have unrestricted access to this committee.

Compensation Committee

Our compensation committee approves, or recommends to our board of directors, policies relating to compensation and benefits of our officers and employees. The compensation committee approves, or recommends to our board of directors, corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and approves, or recommends to our board of directors, the compensation of these officers based on such evaluations. The compensation committee also approves, or recommends to our board of directors, the issuance of stock options and other awards under our equity plan. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter.

The members of our compensation committee are Mr. Munro and Mr. Toscanini. Mr. Munro serves as the chairperson of the committee. The compensation committee met two times during fiscal year 2018. Francis X. Egan served as a member of the committee until his resignation in January 2018, at which time Mr. Sims joined the committee. Mr. Sims served as a member of the committee until he assumed the role of interim Chief Executive Officer on May 2, 2018, at which time Mr. Toscanini joined the committee. Our board of directors has determined that all of the members of the compensation committee are independent under the applicable rules and regulations of Nasdaq relating to compensation committee independence. The compensation committee operates under a written charter, which the compensation committee will review and evaluate at least annually.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for assisting our board of directors in discharging the board’s responsibilities regarding the identification of qualified candidates to become board members, the selection of nominees for election as directors at our annual meetings of stockholders (or special meetings of stockholders at which directors are to be elected), and the selection of candidates to fill any vacancies on our board of directors and any committees thereof. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies, reporting and making recommendations to our board of directors concerning governance matters and oversight of the evaluation of our board of directors.

The members of our nominating and corporate governance committee are Ms. Gillman and Mr. Munro. Ms. Gillman serves as the chairperson of the committee. Mr. Sims served as a member of the committee until he assumed the role of interim Chief Executive Officer on May 2, 2018. The nominating and corporate governance committee met four times during fiscal year 2018. Our board of directors has determined that all members of the nominating and corporate governance committee are independent under the applicable rules and regulations of Nasdaq. The nominating and corporate governance committee operates under a written charter, which the nominating and corporate governance committee will review and evaluate at least annually.

Report of the Audit Committee of the Board of Directors

The audit committee oversees the company’s financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The audit committee reviewed with KPMG LLP, which is responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards and the matters listed in Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees. In addition the audit committee has discussed with KPMG LLP, its independence from management and the company, has received from KPMG LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the audit committee concerning independence and has considered the compatibility of non-audit services with the auditors’ independence.

The audit committee met with KPMG LLP to discuss the overall scope of its services, the results of its audit and reviews, and the overall quality of the company’s financial reporting. KPMG LLP, as the company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the company’s reporting. The audit committee’s meetings with KPMG LLP were held with and without management present. The audit committee is not employed by the company, nor does it provide any expert assurance or professional certification regarding the company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, the audit committee has recommended to the company’s board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018. The audit committee and the company’s board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm for 2019.

This report of the audit committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Respectfully submitted,

The Audit Committee of the Board of Directors
Arthur M. Toscanini (chairman)
Tzau-Jin Chung
Joan Gillman
Frances Kordyback

Compensation Committee Interlocks and Insider Participation

During 2018 and prior to January 31, 2018, our compensation committee consisted of Thomas A. Munro (chairperson), Francis X. Egan, and James K. Sims. Mr. Egan resigned from our board of directors on January 31, 2018. In connection with the appointment of Mr. Sims as our interim Chief Executive Officer, the board of directors appointed Arthur M. Toscanini to replace Mr. Sims on the Compensation Committee. Other than Mr. Sims, our Chairman and Chief Executive Officer, none of the members of our compensation committee during 2018 has ever been one of our officers or employees. None of our executive officers currently serves, or has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Nomination Process

Director Qualifications

Our nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

•	personal and professional integrity, ethics and values;
•	experience in corporate management, such as serving as an officer or former officer of a publicly-held company;

•	experience as a board member or executive officer of another publicly-held company;
•	strong finance experience;
•	diversity of expertise and experience in substantive matters pertaining to our business relative to other members of our board of directors;
•	diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience;
•	experience relevant to our business industry and with relevant social policy concerns; and
•	relevant academic expertise or other proficiency in an area of our business operations.

Currently, our board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem to be in the best interests of our company and our stockholders. The nominating and corporate governance committee does, however, believe it appropriate for at least one, and preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors meet the definition of “independent director” under Nasdaq qualification standards.

The nominating and corporate governance committee also believes it is appropriate at this time for our Chief Executive Officer to serve as the Chairman of our board of directors.

Identification and Evaluation of Nominees for Directors

The nominating and corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating and corporate governance committee’s criteria for board of director service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective or expertise.

If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election or if the board of directors decides to expand the size of the board, the nominating and corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating and corporate governance committee generally polls our board of directors and members of management for their recommendations. The nominating and corporate governance committee may also review the composition and qualification of the boards of directors of our competitors and may seek input from industry experts or analysts. The nominating and corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the nominating and corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating and corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound business judgment. After review and deliberation of all feedback and data, the nominating and corporate governance committee makes its recommendation to our board of directors.  Historically, the nominating and corporate governance committee has not relied on third-party search firms to identify director candidates. The nominating and corporate governance may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The nominating and corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our stockholders and we do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by members of our board of directors, management or other parties are evaluated.

Under our amended and restated bylaws, a stockholder wishing to suggest a candidate for director should write to our corporate secretary and provide such information about the stockholder and the proposed candidate as is set forth in our amended and restated bylaws and as would be required by SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. In order to give the nominating and corporate governance committee sufficient time to evaluate a recommended candidate and include the candidate in our proxy statement for the 2020 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.”

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of our board of directors at our annual meeting, we encourage all of our directors to attend.  One member of our board of directors attended our annual meeting of stockholders in 2018.

Communications with our Board of Directors

Stockholders seeking to communicate with our board of directors should submit their written comments to our corporate secretary, Airgain, Inc., 3611 Valley Centre Drive, Suite 150, San Diego, CA 92130. The corporate secretary will forward such communications to each member of our board of directors; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Corporate Governance

Our company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter and Nominating and Corporate Governance Committee Charter are available, free of charge, on our website at www.airgain.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents as well as our company’s other corporate governance documents, free of charge, to any stockholder upon written request to Airgain, Inc., 3611 Valley Centre Drive, Suite 150, San Diego, CA 92130.

Director Compensation

Our board of directors has approved a compensation policy for our non-employee directors. The non-employee director compensation policy provides for annual retainer fees and long-term equity awards for our non-employee directors. Pursuant to the terms of the non-employee director compensation policy, each non-employee director will receive an annual retainer of $30,000, with an additional $25,000 annual retainer payable to the chairman of the board of directors. Non-employee directors serving as the chairs of the audit, compensation and nominating and corporate governance committees will receive additional annual retainers of $15,000, $10,000 and $7,500, respectively. Non-employee directors serving as members of the audit, compensation and nominating and corporate governance committees will receive additional annual retainers of $7,500, $5,000 and $3,750, respectively.

Effective January 17, 2018, the board of directors amended our non-employee director compensation policy to revise the annual equity awards to non-employee directors.  Effective January 19, 2018, the board of directors awarded each non-employee director stock options to purchase 15,000 shares of our common stock (with Mr. Sims receiving stock options to purchase 20,000 shares of our common stock in recognition of his service as chairman of the board), which awards will vest on the first anniversary of the date of grant and were granted in lieu of the annual grants that would have been granted at the time of the 2018 annual meeting of stockholders under the non-employee director compensation policy in effect prior to January 17, 2018.

On October 25, 2018, the board of directors further amended our non-employee director compensation policy. Pursuant to the terms of the amended policy, each non-employee director will receive an annual retainer of $32,000, with an additional $26,500 annual retainer payable to the chairperson of the board of directors. Non-employee directors serving as the chairs of the audit, compensation and nominating and corporate governance committees will receive additional annual retainers of $16,000, $10,600 and $8,000, respectively. Non-employee directors serving as members of the audit, compensation and nominating and corporate governance committees will receive additional annual retainers of $8,000, $5,300 and $4,000, respectively.

Each non-employee director who is newly elected or appointed to the board of directors will also receive, effective on the date of such election or appointment (or such other date specified by the board of directors), (1) an initial grant of options to purchase a number of shares of our common stock having a value of $50,000, calculated as of the date of grant in accordance with the Black-Scholes option pricing model (utilizing the same assumptions that we utilize in preparation of our financial statements and the thirty-day trailing average trading price of our common stock preceding the date of grant (the “Thirty-Day Trailing Average”), plus (2) such number of restricted stock units as is determined by dividing (A) $50,000 by (B) the Thirty-Day Trailing Average, which initial awards will vest in substantially equal installments on each of the first three anniversaries of the date of grant. All of a non-employee director’s initial awards shall vest in full immediately prior to the occurrence of a change in control, to the extent outstanding at such time.

Commencing in 2019, each non-employee director will receive an annual award on the first trading day in February of each year of (1) a number of stock options having a value of $30,000 (with the award to the chairperson of the board of directors having a value of $45,000), calculated as of the date of grant in accordance with the Black-Scholes option pricing model (utilizing the same assumptions that we use in preparation of our financial statements and the thirty-day trailing average), plus (2) such number of restricted stock units as is determined by dividing (A) $30,000 (with the award to the chairperson of the board of directors having a value of $45,000) by (B) the Thirty-Day Trailing Average, which annual awards will vest on the first anniversary of the date of grant.  All of a non-employee director’s annual awards shall vest in full immediately prior to the occurrence of a change in control, to the extent outstanding at such time.

In addition, the amended policy contains an ownership guideline so that members of the board of directors are required to own shares with a value of at least three times the then-current annual retainer on or before September 30, 2021, or, if later, within three years after the director’s first appointment to the board of directors. Compensation under our non-employee director compensation policy is subject to the annual limits on non-employee director compensation set forth in our 2016 Incentive Award Plan, referred to herein as the 2016 Plan. Our board of directors or its authorized committee may modify the non-employee director compensation program from time to time in the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, subject to the annual limit on non-employee director compensation set forth in the 2016 Plan. As provided in the 2016 Plan, our board of directors or its authorized committee may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the board of directors or its authorized committee may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other compensation decisions involving non-employee directors.

Mr. Myers, who served as our Chief Executive Officer and a member of our board of directors until May 2, 2018, received no compensation for his service as a director. Following his appointment as interim Chief Executive Officer on May 2, 2018 and Chief Executive Officer on March 13, 2019, and during his service as both interim Chief Executive Officer and Chief Executive Officer, Mr. Sims is not entitled to any additional fees or other compensation for serving as Chairman of the Board or as a member of our board of directors, including any fees or equity grants in accordance with our non-employee director compensation policy, although the equity awards previously granted to him in connection with his service as a member of our board of directors will continue to vest based on his service as Chief Executive Officer.  The compensation received by Mr. Myers as an employee during 2018 and by Mr. Sims in his capacity as both a non-employee director and interim Chief Executive Officer during 2018 is presented in “Executive Compensation—Summary Compensation Table.”

The following table sets forth information for the year ended December 31, 2018 regarding the compensation awarded to, earned by or paid to our non-employee directors who served on our board of directors during 2018.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation($)	Total($)
Tzau-Jin Chung (2)	$5,935	$50,000	$50,000	$—	$105,935
Francis X. Egan (3)	—	—	—	—	—
Joan Gillman	43,750	—	65,768	—	109,518
Frances Kordyback	37,500	—	65,768	—	103,268
Thomas A. Munro	43,750	—	65,768	—	109,518
Arthur M. Toscanini	48,333	—	65,768	—	114,101
(1)

Amounts reflect the full grant-date fair value of stock awards and stock options granted during 2018 computed in accordance with Accounting Standards Codification, or ASC, Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all option awards made to our directors in Note 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 and filed with the SEC on March 15, 2018.

(2)	Mr. Chung was appointed to the board of directors on October 25, 2018.
(3)	Mr. Egan resigned from the board of directors on January 31, 2018.

The table below shows the aggregate numbers of restricted stock unit and option awards outstanding held as of December 31, 2018 by each non-employee director listed in the table above who held outstanding awards at December 31, 2018.

	Outstanding at Year End
Name	Options	Restricted Stock Units
Tzau-Jin Chung	10,334	3,962
Joan Gillman	27,500	—
Frances Kordyback	20,001	—
Thomas A. Munro	57,981	—
Arthur M. Toscanini	70,180	—

Vote Required; Recommendation of the Board of Directors

If a quorum is present and voting at the annual meeting, directors shall be elected by a plurality of votes cast, meaning that the nominee receiving the highest number of shares voted “For” his election will be elected to our board of directors. Votes withheld from any nominee, abstention and broker non-votes will be counted only for purposes of determining a quorum and are not considered votes cast for the foregoing purpose. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THOMAS A. MUNRO.  PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2019 and has further directed that management submit the appointment of independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG LLP has audited the company’s financial statements since 2012. Representatives of KPMG LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm is not required by Delaware law, the company’s amended and restated certificate of incorporation, or the company’s amended and restated bylaws. However, the audit committee is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee will reconsider whether to retain that firm. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of different independent registered accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the company and its stockholders.

Independent Registered Public Accounting Firm’s Fees

The following table represents aggregate fees billed to us for services related to the fiscal years ended December 31, 2018 and 2017, by KPMG LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2018	2017
Audit Fees (1)	$431,163	$475,000
Audit Related Fees (2)	—	265,000
Tax Fees (3)	82,625	219,455
All Other Fees (4)	1,780	124,117
Total	$515,568	$1,083,572

(1)

Audit Fees consist of fees billed for professional services performed by KPMG LLP for the audit of our annual financial statements, the quarterly review of our financial statements, and related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit Related Fees consist of fees billed by KPMG LLP for audits of acquisitions. There were no such audit related fees incurred during 2018.
(3)	Tax Fees consist of fees related to services rendered for the preparation of tax filings and completion of an R&D tax credit study.
(4)

All Other Fees for 2018 consist of fees billed for an accounting research subscription.  All Other Fees for 2017 consist of fees billed for professional services performed by KPMG LLP for acquisition due diligence services and an accounting research subscription.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG LLP and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Pre-Approval Policies and Procedures

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee, and all such services were pre-approved in accordance with this policy during the fiscal years ended December 31, 2018 and 2017. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively on the proposal will be required to ratify the appointment of KPMG LLP, meaning the number of shares voted “For” the proposal must exceed the number of shares voted “Against” the proposal. Abstentions will not be counted toward the tabulation of votes cast on this proposal and will have no effect on the proposal. The approval of Proposal 2 is a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of April 29, 2019, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all directors and executive officers as a group.

The number of shares beneficially owned by each stockholder, executive officer or director is determined in accordance with SEC rules. Under such rules, beneficial ownership includes any shares over which the person or entity has sole or shared voting power or investment power as well as any shares that the person has the right to acquire within 60 days of April 29, 2019 through the exercise of any stock options, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person. For purposes of calculating each person’s or group’s percentage ownership, stock options, warrants and other rights exercisable within 60 days after April 29, 2019 are included for that person but not for any other person.

The percentage of shares beneficially owned is based on 10,061,522 shares of our common stock outstanding as of April 29, 2019. Unless otherwise noted below, the address of each person listed on the table is c/o Airgain, Inc., 3611 Valley Centre Drive, Suite 150, San Diego, CA 92130.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percentage of Shares
5% and Greater Stockholders
William Blair & Company, L.L.C. (1) 150 North Riverside Plaza Chicago, IL 60606	614,212	6.1%
Jackson Capital Management, LLC (2) 3220 W. 98th Street Evergreen Park, IL 60805	515,500	5.1%
Named Executive Officers and Directors
James K. Sims (3)	488,865	4.8%
Jacob Suen (4)	66,530	*
Anil Doradla (5)	28,436	*
Charles Myers (6)	195,924	1.9%
Tzau-Jin Chung (7)	-	*
Joan Glman (8)	24,100	*
Frances Kordyback (9)	20,000	*
Thomas A. Munro (10)	59,980	*
Arthur M. Toscanini (1)(11)	132,296	1.3%
All current directors and executive officers as a group (9 persons) (12)	887,506	8.4%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)	Based on information disclosed in the Schedule 13G filed with the SEC on February 12, 2019 by William Blair & Company, L.L.C.
(2)	Based on information disclosed in the Schedule 13G filed with the SEC on April 19, 2019 by Jackson Capital Management, LLC.
(3)

Includes (a) 179,380 shares of common stock that Mr. Sims has the right to acquire from us within 60 days of April 29, 2019 pursuant to the exercise of stock options, (b) 12,529 shares of common stock held by GEN3 Capital I, LP, or GEN3 Capital, and (c) 4,964 shares of common stock held by Gen 3 Partners, Inc., or Gen 3 Partners. The general partner of GEN3 Capital is GEN3 Capital Partners, LLC, or GEN3 LLC, and James K. Sims is the Managing Member of GEN3 LLC. As a result each of GEN3 LLC and Mr. Sims may be deemed to share beneficial ownership of the shares held by GEN3 Capital. Mr. Sims may be deemed to share beneficial ownership of the shares held by Gen 3 Partners in his capacity as a director of Gen 3 Partners. Mr. Sims disclaims beneficial ownership of the shares held by Gen 3 Partners and GEN3 Capital, except to the extent of his respective pecuniary interest therein. Information regarding the shares owned by Gen 3 Partners and GEN3 Capital is based in part on information contained in a Form 4 filed by GEN3 Capital Partners, LLC on March 15, 2019. Beneficial ownership does not include 20,326 restricted stock units since no shares would be acquired within 60 days of April 29, 2019.

(4)

Includes 56,530 shares of common stock that Mr. Suen has the right to acquire from us within 60 days of April 29, 2019 pursuant to the exercise of stock options. . Beneficial ownership does not include 35,570 restricted stock units since no shares would be acquired within 60 days of April 29, 2019

(5)

Includes 23,436 shares of common stock that Mr. Doradla has the right to acquire from us within 60 days of April 29, 2019 pursuant to the exercise of stock options.  Beneficial ownership does not include 15,244 restricted stock units since no shares would be acquired within 60 days of April 29, 2019.

(6)	Based on information contained in a Form 4 filed by Mr. Myers on March 9, 2018. Mr. Myers resigned as our President and Chief Executive Officer on May 2, 2018.
(7)	Beneficial ownership does not include 6,797 restricted stock units since no shares would be acquired within 60 days of April 29, 2019.
(8)

Includes 24,100 shares of common stock that Ms. Gillman has the right to acquire from us within 60 days of April 29, 2019 pursuant to the exercise of stock options.  Beneficial ownership does not include 2,835 restricted stock units since no shares would be acquired within 60 days of April 29, 2019.

(9)

Includes 20,000 shares of common stock that Ms. Kordyback has the right to acquire from us within 60 days of April 29, 2019 pursuant to the exercise of stock options. Beneficial ownership does not include 2,835 restricted stock units since no shares would be acquired within 60 days of April 29, 2019.

(10)

Includes 57,980 shares of common stock that Mr. Munro has the right to acquire from us within 60 days of April 29, 2019 pursuant to the exercise of stock options. Beneficial ownership does not include 2,835 restricted stock units since no shares would be acquired within 60 days of April 29, 2019.

(11)

Includes 68,179 shares of common stock that Mr. Toscanini has the right to acquire from us within 60 days of April 29, 2019 pursuant to the exercise of stock options and (b) 4,964 shares of common stock held by Gen 3 Partners, Inc., or Gen 3 Partners. Mr. Toscanini may be deemed to share beneficial ownership of the shares held by Gen 3 Partners in his capacity as a director of Gen 3 Partners. Mr. Toscanini disclaims beneficial ownership of the shares held by Gen 3 Partners, except to the extent of his pecuniary interest therein. Information regarding the shares owned by Gen 3 Partners is based in part on information contained in a Form 4 filed by GEN3 Capital Partners, LLC on March 15, 2019. Beneficial ownership does not include 2,835 restricted stock units since no shares would be acquired within 60 days of April 29, 2019.

(12)

Includes (a) the shares of common stock issuable upon the exercise of outstanding options, as set forth in the previous footnotes, and (b) 72,263 shares of common stock that Kevin Thill, our Senior Vice President, Engineering, has the right to acquire from us within 60 days of April 29, 2019 pursuant to the exercise of stock options, but does not include 10,163 restricted stock units since no shares would be acquired within 60 days of April 29, 2019.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers

The following table sets forth information regarding our executive officers as of April 29, 2019:

Name	Age	Position(s)
James K. Sims	72	Chairman and Chief Executive Officer
Jacob Suen	45	President
Anil Doradla	50	Chief Financial Officer and Secretary
Kevin Thill	58	Senior Vice President, Engineering

The biography of James K. Sims can be found under “Proposal 1—Election of Directors.”

Jacob Suen has served as our President Since January 2019 and previously served as our Senior Vice President, Worldwide sales from May 2017 through January 2019. He has been with the company since April 2006 as the Vice President of Asia Pacific Sales.  Previously, Mr. Suen served as the Director of Business Development from 1998 to 2005 at Paradyne Corporation.  Prior to Paradyne, Mr. Suen was a Development Engineer at GVN Technologies in 1998.  From 1997 to 1998, Mr. Suen was a Software Development Engineer for Motorola Incorporation.  Mr. Suen holds a Master of Science in Electrical Engineering with a concentration in Communication Systems and a minor in Engineering Management from the University of South Florida.  Mr. Suen also has his Master of Business Administration with a focus on International Business and Entrepreneurship from the University of Colorado.

Anil Doradla has served as our Chief Financial Officer since February 2018. From June 2008 to February 2018, Mr. Doradla served as a Senior Equity Research Analyst at William Blair. From June 2007 to June 2008, Mr. Doradla served as Senior Vice President at Caris and Company.  Prior to that Mr. Doradla was a Research Associate at Deutsche Bank from April 2006 to June 2007.  From November 1998 to April 2006, Mr. Doradla was a Principal Technical Member of Staff at AT&T Labs.  From 1994 to November 1998, Mr. Doradla served as a Senior Engineer at LCC International.  Mr. Doradla holds a Master of Science in Electrical Engineering from Virginia Tech and a Master of Business Administration from the McCombs School of Business at the University of Texas at Austin.

Kevin Thill has served as our Senior Vice President, Engineering since January 2019.  He has been with the company since April 2017 as the Vice President, Antenna-Plus.  Prior to that, Mr. Thill founded Antenna Plus, LLC in 1991 and was the owner until its acquisition by us in 2017.  Prior to Antenna Plus, Mr. Thill was a Senior Antenna Design Engineer at Motorola.  Prior to Motorola, Mr. Thill was an Antenna Engineer at Northrop and prior to that he was an Antenna Engineer at McDonald Douglass.  Mr. Thill received a Bachelor of Science in Electrical Engineering from Arizona State University.

Overview

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. In 2018, our “named executive officers” and their positions were as follows:

•	James K. Sims, Chairman and Chief Executive Officer;
•	Jacob Suen, President;
•	Anil Doradla, Chief Financial Officer and Secretary; and
•	Charles Myers, former President and Chief Executive Officer;

On May 2, 2018, Charles Myers, former Chief Executive Officer, President and member of our board of directors, resigned from all positions with us, effective immediately, to pursue other opportunities.  Also effective May 2, 2018, our board of directors appointed our Chairman, James K. Sims, as interim Chief Executive Officer.  Mr. Sims was appointed Chief Executive Officer effective March 13, 2019.

Mr. Suen was appointed President effective January 16, 2019, and served as our Senior Vice President, Worldwide Sales prior to his promotion.

Effective February 5, 2018, the board of directors appointed Anil Doradla as our Chief Financial Officer.  Mr. Johnson, our previous Chief Financial Officer, continued to serve as our principal financial and accounting officer for our public filings with the SEC until March 15, 2018 and continues to serve as an employee in a non-executive role.  Effective March 16, 2018, Mr. Doradla began serving as our principal financial and accounting officer, replacing Mr. Johnson in such capacities.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

The following table presents information regarding compensation earned by or awards to our named executive officers during 2018 and 2017:

Name and Principal Position	Year	Salary($)	Bonus($)(1)	Option Awards($)(2)	All Other Compensation($)(3)	Total($)
James K. Sims, Executive Chairman and Chief Executive Officer	2018	267,397	437,404	681,524	34,858	1,421,183
Jacob Suen, President	2018	310,000	334,800	281,288	8,618	934,706
	2017	310,000	195,000	156,900	—	661,900
Anil Doradla, Chief Financial Officer and Secretary (4)	2018	298,205	234,000	267,220	—	799,425
Charles Myers, Former President, Chief	2018	200,847	—	2,010,365	537,788	2,749,000
Executive Officer and Director (5)	2017	400,000	250,000	627,600	20,000	1,297,600

(1)	Represents annual bonuses earned by the named executive officers for performance during the applicable year.
(2)

Amounts reflect the full grant-date fair value of stock options granted during the relevant fiscal year computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all option awards made to our named executive officers in Note 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 and filed with the SEC on March 15, 2019. Amount includes $1.2 million in incremental accounting expense as a result of the acceleration of Mr. Myers’ stock options.

For Mr. Sims, amount includes (a) the grant date fair value of the stock options granted to him on May 8, 2018, in connection with his appointment as our interim Chief Executive Officer, and (b) the grant date fair value of the stock options granted to him on January 19, 2018 in his capacity as a non-employee director pursuant to our non-employee director compensation policy.

For Mr. Myers for 2018, amount includes $1,243,077 in incremental accounting expense computed in accordance with ASC Topic 718 as a result of the acceleration of Mr. Myers’ stock options in connection to his resignation on May 2, 2018.

(3)

For Mr. Sims for 2018, amount represents (a) $12,358 paid for healthcare premiums on his behalf, and (b) $22,500 paid to him for his service as a non-employee director pursuant to our non-employee director compensation policy prior to his appointment as interim Chief Executive Officer on May 2, 2018.

For Mr. Suen for 2018, amount represents travel and entertainment expense reimbursements for Mr. Suen’s family to join him while on a sales trip.

For Mr. Myers for 2018, amount represents severance benefits consisting of (a) cash severance in the amount of $484,000, (b) $30,588 in continued healthcare coverage at our expense for 12 months following his termination at our expense, (c) a cash payment of $3,200 representing twelve months of monthly premiums for disability insurance under our disability insurance plan, and (d) a cash payment of $20,000 in lieu of provision of certain other employment benefits. For Mr. Myers for 2017, amount represents (a) $5,500 paid for an annual executive medical program for Mr. Myers, (b) $5,000 paid for health club dues and a personal trainer for Mr. Myers, and (c) $9,500 in annual reimbursements for Mr. Myers’ vehicle payments and the costs of maintenance and operation of such vehicle.

(4)	Mr. Doradla commenced employment with us effective February 5, 2018.
(5)	Mr. Myers resigned as our Chief Executive Officer, President and a member of our board of directors effective May 2, 2018.

Narrative Disclosure to Summary Compensation Table

Employment and Consulting Agreements

We have entered into employment agreements with each of our executive officers.

Arrangements with Mr. Sims

On May 8, 2018, our board of directors, upon the recommendation of the compensation committee, approved the compensation arrangements for Mr. Sims in his role as interim Chief Executive Officer. In consideration of his service as interim Chief Executive Officer, Mr. Sims received a monthly retainer of $33,333.33, which equated to an annual retainer of $400,000. On May 8, 2018, Mr. Sims was also granted stock options to purchase 175,000 shares of our common stock, which will vest in equal quarterly installments over the two years following his commencement of service as interim Chief Executive Officer, subject to his continued service in that role or as a member of our board of directors on each vesting date. The stock options will also vest in full upon a change in control. Mr. Sims was also eligible to be awarded a discretionary bonus by our board of directors in connection with his service as interim Chief Executive Officer.

During his service as interim Chief Executive Officer or Chief Executive Officer, Mr. Sims will not be entitled to any additional fees or other compensation for serving as Chairman of the Board or as a member of our board of directors, including any fees or equity grants in accordance with our non-employee director compensation policy, although the equity awards previously granted to him in connection with his service as a member of our board of directors will continue to vest based on his service as Chief Executive Officer. Following his return to status as a non-employee director, Mr. Sims will again be eligible to receive fees and equity grants in accordance with our non-employee director compensation policy.

On October 25, 2018, the Board approved the entry by us into an employment agreement with Mr. Sims, which agreement was designed to cover his future service as Executive Chairman.  The employment agreement with Mr. Sims became effective on February 16, 2019, at which time Mr. Sims became an employee of the company and Executive Chairman in addition to interim Chief Executive Officer.

Effective March 13, 2019, Mr. Sims was appointed Chairman and Chief Executive Officer and the employment agreement with Mr. Sims was amended to reflect Mr. Sims’ appointment to this role.  Mr. Sims also continues in his role as Chairman of the board of directors.

Pursuant to the employment agreement with Mr. Sims, Mr. Sims receives an annual base salary of $400,000.  Mr. Sims is also eligible to receive an annual incentive bonus in the discretion of our board of directors (with a target bonus of 90% of his base salary). Mr. Sims will also be entitled to participate in all employee benefit plans, programs and arrangements maintained by us and made available to employees generally and to receive reimbursement for all reasonable and necessary business expenses incurred by him.  Mr. Sims, who does not participate in the company's healthcare plans, is also provided with a monthly reimbursement of his healthcare premiums under his individually obtained health coverage.

During his employment, Mr. Sims will not be entitled to any additional fees or other compensation for serving as a member of the Board, including any fees or equity grants in accordance with our non-employee director compensation program.  Following cessation of Mr. Sims' employment under his employment agreement, subject to his remaining as a member of our board of directors thereafter, he will again be eligible to receive fees or other compensation for serving as a member of our board of directors.

Pursuant to his employment agreement, if we terminate Mr. Sim’s employment without cause (as defined in the employment agreement) or he resigns for good reason (as defined in the employment agreement), in addition to the payment of his fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which he is entitled, he will be entitled to the following severance and benefits, subject to his execution of a release of claims against us: (1) a lump sum cash payment in an amount equal to (A) if his employment is terminated prior to December 31, 2020, his base salary as in effect immediately prior to the date of his termination for a period of up to 18 months (which severance period will be prorated between 18 months and 6 months depending on his length of service following February 16, 2018 through December 31, 2020), or (C) six months of his annual base salary as in effect immediately prior to the date of this termination if his employment is terminated on or after December 31, 2020; (2) a lump sum cash payment in an amount equal to his full target bonus for the calendar year during which such date of termination occurs; and (3) the continuation of his health and dental coverage pursuant to COBRA at our expense for the applicable severance period of 6 months following the date of termination.  Notwithstanding the foregoing, no severance will be payable in the event Mr. Sims' termination without cause or resignation for good reason occurs after February 16, 2021.

If Mr. Sims is terminated as a result of his death or following his permanent disability, in addition to the payment of his fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which he is entitled, he or his estate, as applicable, is entitled to a lump sum cash payment in an amount equal to his "earned" bonus for the calendar year during which his date of termination occurs calculated as of the date of termination (wherein “earned” means that he has met the applicable bonus metrics as of date of such termination, as determined by the board of directors), prorated for such portion of the calendar year during which such termination occurs that has elapsed through the date of termination.

Mr. Sims is not present for the deliberations or decision by our board of directors when it approved his compensation arrangements.

Employment Agreements with Mr. Suen, Mr. Doradla, and Mr. Thill

Effective January 16, 2019, we entered into amended and restated employment agreements with each of Jacob Suen, our President, Anil Doradla, our Chief Financial Officer and Secretary, and Kevin Thill, our Senior Vice President, Engineering.

The amended and restated employment agreements provide for an indefinite term and for at-will employment. The agreements also set forth each executive's annual base salary and target bonus opportunity and provide that each executive will be entitled to the benefits provided to employees generally.

Pursuant to the amended and restated employment agreements, if we terminate an executive's employment without cause (as defined below) or he resigns for good reason (as defined below), he is entitled to the following payments and benefits: (1) his fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which he is entitled; (2) a lump sum cash payment in an amount equal to 6 months of his base salary as in effect immediately prior to the date of termination plus an amount equal to his target bonus for the calendar year during which his date of termination occurs, prorated for such portion of the calendar year during which such termination occurs that has elapsed through the date of termination; and (3) continuation of health benefits at our expense for a period of 6 months following the date of termination. Prior to the amendment and restatement of his employment agreement, Mr. Suen was entitled to three months' severance in the event of such a termination and no prorated target bonus.  Prior to the amendment and restatement of their employment agreements, Mr. Doradla and Mr. Thill were not entitled to a prorated target bonus in the event of such a termination.

In the event an executive's termination without cause or resignation for good reason occurs within 12 months following a change in control, he is entitled to the following payments and benefits: (1) his fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which he is entitled; (2) a lump sum cash payment in an amount equal to 12 months of his base salary as in effect immediately prior to the date of termination; (3) a lump sum cash payment in an amount equal to his target bonus for the year in which the termination of his employment occurs; and (4) continuation of health benefits at our expense for a period of 18 months following the date of termination. All of an executive's outstanding equity awards will become fully vested and exercisable in the event of a termination without cause or resignation for good reason at any time following a change in control. Prior to the amendment and restatement of his employment agreement, Mr. Suen was entitled to 6 months' severance, 50% of his target bonus and continuation of health benefits at our expense for a period of 12 months in the event of such a termination and no prorated target bonus.

If an executive's employment is terminated as a result of his death or following his permanent disability, he or his estate, as applicable, is entitled to the following payments and benefits: (1) his fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which he is entitled; and (2) a lump sum cash payment in an amount equal to his “earned” bonus for the calendar year during which his date of termination occurs calculated as of the date of termination (wherein “earned” means that he has met the applicable bonus metrics as of date of such termination, as determined by the board of directors), prorated for such portion of the calendar year during which such termination occurs that has elapsed through the date of termination.

Defined Terms Applicable to Executive Employment Agreements

For purposes of the executive employment agreements, “cause” generally means an executive officer’s (1) material breach of his employment agreement, his confidentiality and inventions assignment agreement or the definitive agreements relating to his stock option awards; (2) continued substantial and material failure or refusal to perform according to, or to comply with, the policies, procedures or practices established by us; (3) appropriation (or attempted appropriation) of a material business opportunity of the company, including attempting to secure or securing any personal profit in connection with any transaction entered into on our behalf; (4) misappropriation (or attempted appropriation) of any of our funds or property of any kind; (5) willful gross misconduct; or (6) conviction of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on our business; provided, however, that except for Cause being the result of item (6) above, we will provide written notice to the executive officer, which notice specifically identifies the nature of the alleged cause claimed by us with enough specificity for the executive officer to be able to cure, and the executive officer will have 15 days to cure the purported ground(s) for cause.

For purposes of the executive employment agreements, “good reason” generally means (1) a material reduction in the executive officer’s authority, duties or responsibilities relative to the executive officer’s authority, duties or responsibilities in effect immediately prior to such reduction; as set forth in his employment agreement (provided that for Mr. Sims, his cessation of service as Chief Executive Officer will not constitute good reason if he continues in the role of Executive Chairman); (2) a material reduction in the executive officer’s annual base salary; (3) other than for Mr. Sims, a relocation of the executive officer’s or our principal executive offices to a location outside of San Diego County, if the executive officer’s principal office is at such offices; or (4) any material breach by us or any successor or affiliate of obligations to the executive officer under the employment agreement.

For purposes of the employment agreements, “change in control” generally means (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than us, any of our subsidiaries, or any existing stockholder) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then outstanding voting securities, (2) the consummation of the sale, liquidation or disposition by us of all or substantially all of our assets, or (3) the consummation of a merger, consolidation, reorganization or other similar transaction involving us, in each case in which our voting securities outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the power represented by our voting securities or such surviving entity or its parent outstanding immediately after such transaction.

Separation Arrangements with Mr. Myers

On May 2, 2018, Charles Myers, former Chief Executive Officer, President and member of our board of directors, resigned from all positions with us, effective immediately, to pursue other opportunities.  In connection with his resignation, Mr. Myers received the following severance benefits pursuant to a general release of claims as set forth in his employment agreement: a lump sum cash payment in the amount of $484,000; the reimbursement of business expenses in accordance with our policies; the acceleration of all of his unvested options exercisable for a total of 282,944 shares; a lump sum payment of twelve months of monthly premiums for disability insurance under our disability insurance plan; a cash payment in the amount of $20,000, in lieu of provision of certain other employment benefits; and the continuation of his health coverage pursuant to COBRA at our expense for a period of twelve months following his last day of employment.  In addition, all of Mr. Myers' outstanding stock options vested in connection with his termination of employment.

Transition Agreement with Mr. Johnson

Effective February 5, 2018, the board of directors appointed Mr. Doradla as our Chief Financial Officer.  Mr. Johnson, our previous Chief Financial Officer, continued to serve as our principal financial and accounting officer for our public filings with the SEC until March 15, 2018, and he continues to serve as an employee in a non-executive role.  Effective with his transition to a non-executive role in March 2018, his base salary was reduced to $75,000.

In March 2018, we entered into an employment transition agreement with Mr. Johnson.  Pursuant to the transition agreement, Mr. Johnson will remain employed by us in a non-executive role through September 20, 2019.  His base salary will remain at $75,000 and he will not be eligible for an annual bonus.  Pursuant to the transition agreement, if Mr. Johnson’s employment is terminated for any reason other than his voluntary resignation, he is entitled to the following payments and benefits, subject to his execution of a general release of claims: (1) his fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which he is entitled; (2) a lump sum cash payment in an amount equal to the base salary he would have received had he remained employed through September 30, 2019; (3) continuation of health benefits at our expense through September 30, 2019; and (4) accelerated vesting of all of his outstanding stock options.

Annual Cash Bonus

For 2018, Mr. Sims, Mr. Suen and Mr. Doradla were eligible for target bonuses equal to 90%, 90% and 60% of their respective base salaries. The executives’ bonuses for 2018 were determined in the discretion of our board of directors based on its subjective assessment of both our corporate performance and their individual performance. Based on this assessment, our board of directors determined to award our named executive officers the following 2018 bonuses:  Mr. Sims, $437,404; Mr. Suen, $334,800; and Mr. Doradla, $234,000.

The compensation committee has also adopted a 2019 annual bonus program for our executive officers.  Under the 2019 program, 90% of an executive’s annual bonus will be tied to corporate revenue and EBITDA performance, with “threshold,” “target” and “maximum” performance levels corresponding to the payout levels for the corporate component of each executive’s target annual bonus payout (with target performance representing a 100% payout level for each financial measure and maximum or greater performance representing a 150% payout level for each financial measure). The other 10% of an executive’s annual bonus will continue to be determined in the discretion of the board of directors or the compensation committee based on the executive’s individual performance and such other factors as the board of directors or the compensation committee deems appropriate, with a maximum payout level of 150%.  Pursuant to his employment agreement, Mr. Sims' annual bonus remains in the discretion of the board of directors, although he has a target bonus equal to 90% of his base salary.

Equity Compensation

We primarily offer stock options to our named executive officers as the long-term incentive component of our compensation program. Our stock options allow employees to purchase shares of our common stock at a price per share equal to the fair market value of our common stock on the date of grant and may or may not be intended to qualify as “incentive stock options” for U.S. federal income tax purposes. Generally, the stock options we grant vest over four years, subject to the employee’s continued employment with us on the vesting date. We also, when appropriate, grant restricted stock or restricted stock units to our executives.

Our board of directors has adopted, and our stockholders have approved, the 2016 Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success.

In January 2018, each of Mr. Myers and Mr. Suen received stock option awards to purchase 175,000 shares and 45,000 shares, respectively.  The options were granted with an exercise price per share equal to the closing stock price on the grant date.  The options have a term of ten years from the date of grant.  The stock options vest over four years, with 25% of the shares subject to the option vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments over a period of three years thereafter, subject to continued employment with us on each vesting date. The options granted to Mr. Myers were eligible to vest on an accelerated basis in the event of a change in control (as defined in his employment agreement), or in the event of Mr. Myers’ termination of employment by us without cause (as defined in his employment agreement), his resignation for good reason (as defined in his employment agreement), his death or his termination of employment by reason of his disability (as defined in his employment agreement).  Mr. Myers' options were accelerated pursuant to his employment agreement in connection with his resignation in May 2018.

In February 2018, in connection with his commencement of employment, Mr. Doradla received a stock option award to purchase 50,000 shares. The options were granted with an exercise price per share equal to the closing stock price on the grant date.  The options have a term of ten years from the date of grant.  The stock options vest over four years, with 25% of the shares subject to the option vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments over a period of three years thereafter, subject to his continued employment with us on each vesting date.

On May 8, 2018, in connection with his appointment as interim Chief Executive Officer, Mr. Sims was granted stock options to purchase 175,000 shares of our common stock, which will vest in equal quarterly installments over the two years following his commencement of service as interim Chief Executive Officer, subject to his continued service in that role or as a member of our board of directors on each vesting date. The stock options will also vest in full upon a change in control or in the event of Mr. Sims' termination without cause or resignation for good reason prior to February 16, 2021.

On May 16, 2018, each of Mr. Suen and Mr. Doradla received stock option awards to purchase 25,000 shares of our common stock, which will vest in equal quarterly installments over the two years following his commencement of service as interim Chief Executive Officer, subject to his continued service in that role or as a member of our board of directors on each vesting date. The stock options will also vest in full upon a change in control.

The options granted to each of Messrs. Suen and Doradla will vest on an accelerated basis in the event of their termination of employment by us without cause (as defined in their employment agreements) or their resignation for good reason (as defined in their employment agreements), in each case following a change in control.

Stock awards granted to our named executive officers may be subject to accelerated vesting in certain circumstances.  For additional discussion, see “-Change in Control Benefits” below and “Outstanding Equity Awards at the End of 2018” below.

Other Elements of Compensation

Retirement Plans

We currently maintain a 401(k) retirement savings plan that allows eligible employees to defer a portion of their compensation, within limits prescribed by the Internal Revenue Code, or the Code, on a pre-tax basis through contributions to the plan. Our named executive officers are eligible to participate in the 401(k) plan. We may make discretionary matching contributions under the 401(k) plan, but we have not done so to date. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our named executive officers in accordance with our compensation policies.

Employee Benefits and Perquisites

Our named executive officers are eligible to participate in our health and welfare plans. In addition pursuant to his employment agreement, Mr. Myers was entitled to receive the following additional benefits with an aggregate annual cost not to exceed $20,000: (1) annual executive medical program; (2) health club dues/personal trainer; and (3) reimbursement of monthly vehicle payment, plus the costs of maintenance and operation of such vehicle. Mr. Sims, who does not participate in the company's healthcare plans, is provided with a monthly reimbursement of his healthcare premiums under his individually obtained health coverage. We do not provide our named executive officers with any other significant perquisites or other personal benefits.

Change in Control Benefits

Our named executive officers may become entitled to certain benefits or enhanced benefits in connection with a change in control of our company. Each of our named executive officers’ employment agreements entitles them to accelerated vesting of all outstanding equity awards, as well as certain other benefits, upon a change in control of our company. For additional discussion, please see “—Narrative Disclosure to Summary Compensation Table” above.

Outstanding Equity Awards at the End of 2018

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2018.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (1)		Number of Securities Underlying Unexercised Options Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date
James K. Sims	3/17/2009	4,000	(3)	—		2.60	3/16/2019
	12/3/2009	4,000	(3)	—		2.60	12/2/2019
	1/19/2011	4,000	(3)	—		2.60	1/18/2021
	6/12/2013	8,000	(3)	—		2.30	6/11/2023
	5/13/2014	4,000	(3)	—		3.10	5/12/2024
	6/11/2015	32,370	(3)	—		1.60	6/10/2025
	5/24/2016	9,510	(3)	—		1.90	5/23/2026
	6/15/2017	7,500	(3)	—		14.09	6/14/2027
	1/19/2018	—		22,500	(3)	10.94	1/18/2028
	5/8/2018	43,750	(2)	131,250		8.15	5/7/2028
Jacob Suen	1/22/2014	4,200		—		2.20	1/21/2024
	3/18/2015	14,062		938		2.00	3/17/2025
	5/24/2016	10,123		5,552		1.90	5/23/2026
	4/25/2017	5,565		14,299		15.20	4/24/2027
	4/25/2017	4,851		285		15.20	4/24/2027
	1/19/2018	—		45,000		10.94	1/18/2028
	5/16/2018	—		25,000		8.17	5/15/2028
Anil Doradla	2/5/2018	—		50,000		9.11	2/4/2028
	5/16/2018	—		25,000		8.17	5/15/2028

(1)

Except as specified below, all options have a term of ten years from the date of grant and vest over four years, with 25% of the shares underlying the options vesting on the first anniversary of the date of grant and the remaining shares underlying the options vesting monthly over the three-year period thereafter, subject to the option holder’s continuous employment or service. The options granted to Mr. Sims are also eligible to vest on an accelerated basis in the event of a change in control (as defined in his employment agreement) or in the event of Mr. Sims' termination without cause (as defined in his employment agreement) or resignation for good reason (as defined in his employment agreement) prior to February 16, 2021.

The options granted to each of Messrs. Suen and Doradla are also eligible to vest on an accelerated basis in the event of his termination of employment by us without cause (as defined in the executive’s employment agreement) or his resignation for good reason (as defined in the executive’s employment agreement), in each case following a change in control.

(2)

Represents stock options granted to Mr. Sims upon his appointment as interim Chief Executive Officer, which stock options will vest in equal quarterly installments over the two years following his commencement of service as interim Chief Executive Officer, subject to his continued service as our Chief Executive Officer or as a member of our board of directors on each vesting date. The stock options will also vest in full upon a change in control.

(3)

Represents stock options granted to Mr. Sims in his capacity as a non-employee director prior to his appointment as interim Chief Executive Officer on May 8, 2018.  These stock options vest on the first anniversary of the date of grant and, consistent with all awards granted to our non-employee directors, will vest in full immediately prior to the occurrence of a change in control, to the extent outstanding at such time.

Equity Compensation Plan Information

The following table provides information on our equity compensation plans as of December 31, 2018.

As of December 31, 2018, we had four equity compensation plans in place under which equity awards were outstanding or shares of our common stock were authorized for issuance detailed as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	1,407,049	(1)	$8.73	(2)	563,491	(3)
Equity compensation plans not approved by security holders	—		$—		—

(1)

Includes 1,046,990 shares of common stock that were subject to option awards and 3,962 shares of common stock that were subject to restricted stock units as of December 31, 2018 under the 2016 Plan; 342,059 shares subject to option awards under our 2013 Equity Incentive Plan; and 18,000 shares subject to option awards under our 2003 Equity Incentive Plan.

(2)	Represents the weighted-average exercise price of outstanding options.
(3)

Includes 463,491 shares of common stock available for issuance under the 2016 Plan and 100,000 shares of common stock available for issuance under our Employee Stock Purchase Plan. This amount does not include any additional shares that may become available for future issuance under the 2016 Plan or the Employee Stock Purchase Plan pursuant to the automatic increases to the share reserves under such plans on January 1 of each of our calendar years pursuant to their terms.  There were no offering periods in effect under our Employee Stock Purchase Plan as of December 31, 2018.

Additional Narrative Disclosure

For a description of the material terms of our retirement plans and the change-in-control and severance provisions of the employment agreements with our named executive officers, please see above under “Narrative Disclosure to Summary Compensation Table.”

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We describe below the transactions and series of similar transactions, since January 1, 2018, to which we were a party or will be a party, in which the amounts involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock holders or any member of their immediate family had or will have a direct or indirect material interest.

Investors’ Rights Agreement

We entered into a fourth amended and restated investors’ rights agreement in May 2008 with the holders of our preferred stock, including entities with which certain of our directors are affiliated. This agreement provides for certain registration rights that will terminate three years following the closing of our initial public offering, or August 17, 2019, or for any particular holder with registration rights, at such time following this offering when such holder may sell all of such shares pursuant to Rule 144(b)(1) under the Securities Act of 1933, as amended, or the Securities Act.

Director and Executive Officer Compensation

Please see “Proposal 1—Director Compensation” for additional information regarding compensation of our directors. Please see “Executive Compensation and Other Information” for additional information regarding compensation of our executive officers.

Employment Agreements

We have entered into employment agreements with our executive officers. For more information regarding these agreements, see “Executive Compensation and Other Information—Narrative Disclosure to Summary Compensation Table.”

Indemnification

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Stock Option Grants to Executive Officers and Directors

We have granted stock options to our executive officers and certain of our directors as more fully described in the section entitled “Executive Compensation and Other Information” and “Proposal 1—Director Compensation.”

Policies and Procedures Regarding Related Party Transactions

Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related-person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2018, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements, other than a late Form 4 filed on February 12, 2018 by Anil Doradla and a late Form 4 filed on January 24, 2019 by each of GEN3 Capital Partners, LLC, GEN3 Capital I, LP and Gen 3 Partners, Inc.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2020, including nominations of any person for election to our board of directors, must be received by us no later than January 17, 2019, which is 120 days prior to the one-year anniversary of the mailing date of the proxy statement for the 2019 annual meeting, in order to be included in our proxy statement and form of proxy relating to that meeting, unless the date of the 2020 annual meeting of stockholders is changed by more than 30 days from the anniversary of our 2019 annual meeting, in which case the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC in Rule 14a-8 of the Exchange Act for such proposals in order to be included in the proxy statement.

In addition, our amended and restated bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of any person for election to our board of directors not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice that meets the requirements set forth in our amended and restated bylaws must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days prior to the first anniversary of the preceding year’s annual meeting.  Therefore, to be presented at our 2020 annual meeting of stockholders, such a proposal must be received by us no earlier than February 28, 2019 and no later than March 29, 2019.  However, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the 90th calendar day prior to such annual meeting and the close of business on the tenth calendar day following the day on which public disclosure of the date of such annual meeting was first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2020 annual meeting may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of a stockholder’s notice.

ANNUAL REPORT

Our Annual Report on Form 10-K for the year ended December 31, 2018 will be mailed to stockholders of record on or about May 16, 2018. Our Annual Report on Form 10-K does not constitute, and should not be considered, a part of this proxy solicitation material.

Any person who was a beneficial owner of our common stock on the record date may request a copy of our Annual Report on Form 10-K for the year ended December 31, 2018, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Airgain, Inc., 3611 Valley Centre Drive, Suite 150, San Diego, CA 92130, Attention: Corporate Secretary.

STOCKHOLDERS SHARING THE SAME ADDRESS

The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding will receive only one copy of our proxy statement and annual report. If you would like to opt out of this practice for future mailings and receive separate proxy statements and annual reports for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate proxy statement or annual report without charge by sending a written request to Airgain, Inc., 3611 Valley Centre Drive, Suite 150, San Diego, CA 92130, Attention: Corporate Secretary or by calling (760) 579-0200. We will promptly send additional copies of the proxy statement or annual report upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report can request delivery of a single copy of the proxy statement or annual report by contacting their broker, bank or other intermediary or sending a written request to Airgain, Inc. at the address above or by calling (760) 579-0200.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the annual meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,

/s/ James K. Sims
James K. Sims
Chief Executive Officer and Chairman of the Board of Directors

San Diego, California

May 6, 2019

PROXY TABULATOR FOR  Airgain, INC.  P.O. BOX 8016  CARY, NC 27512-9903  The undersigned hereby appoints James K. Sims and Anil Doradla, and each or either of them, as the true and lawful  attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them,  to vote all the shares of capital stock of Airgain, Inc. which the undersigned is entitled to vote at said meeting and  any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before  the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their  discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS  GIVEN, SHARES WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR IN PROPOSAL 1 AND “FOR”  PROPOSAL 2. IF ANY OTHER BUSINESS IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR  ANY ADJOURNMENT OR POSTPONEMENT THEREOF, THIS PROXY CONFERS AUTHORITY TO AND WILL BE  VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES.  MAIL  OR • Mark, sign and date your Proxy Card/Voting Instruction Form.  • Detach your Proxy Card/Voting Instruction Form.  • Return your Proxy Card/Voting Instruction Form in the  postage-paid envelope provided.  OR  Go To  www.proxypush.com/AIRG  • Cast your vote online.  • View Meeting Documents.  • Use any touch-tone telephone.  • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.  866-829-5171  INTERNET TELEPHONE  VOTE BY:  Annual Meeting of Airgain, Inc.  to be held on Thursday, June 27, 2019  for Holders as of April 29, 2019  This proxy is being solicited on behalf of the Board of Directors  Please separate carefully at the perforation and return just this portion in the envelope provided.  Date: June 27, 2019  Time: 9:00 A.M. (Local Time)  Place: Offices of Latham and Watkins LLP, 12670 High Bluff Drive,  San Diego, CA. 92130  Annual Meeting of AIRGAIN, INC.  Please Sign Here Please Date Above  Please Sign Here Please Date Above  Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all  persons should sign. Trustees, administrators, etc., should include title and authority. Corporations  should provide full name of corporation and title of authorized officer signing the proxy.  Authorized Signature(s) - This section must be  completed for your instructions to be executed.  2: The ratification of the selection of KPMG LLP For  as the Company’s independent registered  public accounting firm for the fiscal year ending  December 31, 2019.  For  For Against Abstain  Directors  Recommend  Withhold  Please make your marks like this: Use dark black pencil or pen only  Thomas A. Munro  Board of Directors Recommends a Vote FOR the director nominee  listed in proposal 1 and FOR proposal 2.  1: Election of Class III Director  For  Call

To attend the meeting and vote your shares  in person, please mark this box.  Proxy — Airgain, inc.  Annual Meeting of Stockholders  June 27, 2019, 9:00 a.m. (Local Time)  This Proxy is Solicited on Behalf of the Board of Directors  The undersigned appoints James K. Sims and Anil Doradla (the “Named Proxies”)  and each of them as proxies for the undersigned, with full power of substitution,  to vote all the shares of capital stock of Airgain, Inc., a Delaware corporation  (the “Company”), the undersigned is entitled to vote at the Annual Meeting of  Stockholders of the Company to be held at the offices of Latham and Watkins LLP,  12670 High Bluff Drive, San Diego, CA. 92130, on Thursday, June 27, 2019 at  9:00 a.m., local time, and any adjournments thereof.  The purpose of the Annual Meeting is to take action on the following:  1. To elect one director to serve as Class III director for a three-year term to expire at  the 2022 annual meeting of stockholders;  2. To consider and vote upon the ratification of the selection of KPMG LLP as the  Company’s independent registered public accounting firm for the fiscal year ending  December 31, 2019; and  3. To transact such other business as may be properly brought before the meeting or  any adjournment or postponement thereof.  The one director up for re-election is: Thomas A. Munro.  The Board of Directors of the Company recommends a vote “FOR” the nominee  for director and “FOR” each proposal.  This proxy, when properly executed, will be voted in the manner directed  herein. If no direction is made, this proxy will be voted “FOR” the nominee  for director and “FOR” each proposal. In their discretion, the Named Proxies  are authorized to vote upon such other matters that may properly come  before the Annual Meeting or any adjournment or postponement thereof.  You are encouraged to specify your choice by marking the appropriate box  (SEE REVERSE SIDE) but you need not mark any box if you wish to vote  in accordance with the Board of Directors’ recommendation. The Named  Proxies cannot vote your shares unless you sign and return this card.  Please separate carefully at the perforation and return just this portion in the envelope provided.